Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Tattooed Chef, Inc.

Paramount, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 2020, relating to the consolidated financial statements of Myjojo, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

December 23, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.